Exhibit 99.1

The Coretec Group expands Board of Directors with appointment of Douglas W. Freitag

ANN ARBOR, MI / BUSINESSWIRE / October 1, 2021 – The Coretec Group, Inc., (OTCQB: CRTG), developers of engineered silicon and 3D volumetric displays, has appointed Douglas W. Freitag as a new director to its board of directors.

Mr. Freitag brings 38 years of expertise in developing, commercializing, and financing new technologies. He formed Bayside Materials Technology (BMT) in 1993 to support academia, investors, and industry with the process of identifying, creating, and commercializing new technologies where the Federal Government plays a role, either as an investor, regulator, or user. Prior to BMT, he had a successful career in various management and engineering roles at Lockheed Martin, Honeywell, and Ford Motor Company. Mr. Freitag has a technical background with a B.S. and M.S. in Mechanical Engineering from Purdue University and holds Secret level DOD clearance.

“Doug brings incredible experience to the company. He is extremely well versed in technology and has extraordinary success connecting companies with government agencies and funding sources.  Doug compliments our current board members well and will make an immediate impact.” said Victor Keen, Director, co-chairperson of the board.

“I am thrilled to join the board of The Coretec Group. The company has created products with great potential to disrupt a market overwhelmed by demand and they continue to expand their intellectual property.” said Freitag. “I look forward to helping a domestic company who has the potential to make the United State more competitive and less dependent.”

Mr. Freitag joins current board members Victor Keen, Director, Co-Chairperson, Simon Calton, Director, Co-Chairperson, Ron Dombrowski, Director and Matthew Kappers, Director and CEO of The Coretec Group.

About The Coretec Group

The Coretec Group, Inc. is developing a portfolio of engineered silicon to improve energy-focused verticals, including electric vehicle and consumer batteries, solid-state lighting (LEDs), and semiconductors, as well as 3D volumetric displays and printable electronics. The Coretec Group serves the global technology markets in energy, electronics, semiconductor, solar, health, environment, and security.

For more information, please visit www.thecoretecgroup.com. Follow The Coretec Group on Twitter and LinkedIn.

Forward-Looking Statements~~:~~

The statements in this press release that relate to The Coretec Group’s expectations with regard to the future impact on the Company’s results from operations are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control. Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission. Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the Company’s actual results may differ materially from expected results. We make no commitment to disclose any subsequent revisions to forward-looking statements. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.

Corporate contact:

The Coretec Group, Inc.

Lindsay McCarthy

info@thecoretecgroup.com
+1 (866) 916-0833

Media contact:
The Coretec Group, Inc.
Allison L. Gabrys
media@thecoretecgroup.com
+1 (866) 916-0833